MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

Exhibit 16.1

November 30, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:           TRADESHOW PRODUCTS, INC.

This is to confirm that the client-auditor relationship between Tradeshow Products, Inc. and Moore & Associates (“Moore”) ceased as of November 30, 2007 in regards to all accounting and auditing services and all quarterly reports up through and including November 19, 2007.  For the period from September 30, 2005  to September 30, 2007, and from the subsequent interim period through Moore’s dismissal on November 30, 2007, there has been no disagreement between the Company and Moore on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Form 8K dated November 30, 2007 of Tradeshow Products, Inc., filed with the Securities and Exchange Commission and am in agreement with the statements contained therein.

MOORE & ASSOCIATES

/s/ Moore & Associates, Chartered
November 30, 2007